As filed with the Securities and Exchange Commission on August 20, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PepsiAmericas, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-6167838
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4000 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, MN 55402
(Address, including Zip Code, of Principal Executive Offices)

PEPSIAMERICAS, INC. 2000 STOCK INCENTIVE PLAN

(Full Title of the Plan)

G. MICHAEL DURKIN, JR.	Copies to:
Executive Vice President and Chief Financial Officer	BRIAN D. WENGER, ESQ.
PepsiAmericas, Inc.	BRETT D. ANDERSON, ESQ.
4000 Dain Rauscher Plaza	Briggs and Morgan, P.A.
60 South Sixth Street	2200 IDS Center
Minneapolis, MN 55402	80 South Eighth Street
(612) 661-4000	Minneapolis, Minnesota 55402
(Name, address, including zip code,	(612) 977-8400 (phone)
and telephone number, including	(612) 977-8650 (fax)
area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
PepsiAmericas, Inc. 2000 Stock Incentive Plan
Common stock (par value $0.01 per share)	6,000,000 shares	$18.935		$113,610,000		$14,394.39
Preferred stock purchase rights	6,000,000 rights		(3)		(3)		(3)

(1)          This registration statement also covers any additional shares of common stock which become issuable under the PepsiAmericas, Inc. 2000 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)          Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act and based upon the average of the high and low sale prices for such stock on August 16, 2004, as reported by the New York Stock Exchange.

(3)          Rights to purchase Series A Junior Participating Preferred Stock (the “Rights”) initially are attached to and trade with the shares of common stock being registered hereby.  Value attributable to such Rights, if any, is reflected in the market price of the common stock.

REGISTRATION OF ADDITIONAL SHARES

This Registration Statement is being filed by PepsiAmericas, Inc. (the “Company,” the “registrant,” “we,” “our,” or “us”) pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, to register an additional 6,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which will be issued pursuant to the Company’s 2000 Stock Incentive Plan (the “Plan”).  A total of 8,000,000 shares of Common Stock issuable under the Plan have been previously registered pursuant to the Company’s Form S-8 Registration Statement filed with the SEC on May 12, 2000 (File No. 333-36994).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC.  The information incorporated by reference is considered to be part of this registration statement.  Information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

•                  Annual Report on Form 10-K for the fiscal year ended January 3, 2004;

•                  Quarterly Reports on Form 10-Q for the quarters ended April 3, 2004 and July 3, 2004;

•                  Current Report on Form 8-K filed on May 4, 2004;

•                  The description of our common stock, $.01 par value (the “Common Stock”) and the description of our preferred stock purchase rights (the “Rights”) associated with the Common Stock, contained in registration statements we filed to register the Common Stock and the Rights under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions; and

•                  Definitive Schedule 14A (Proxy Statement) filed on March 12, 2004.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations.  Article V of the Company’s By-Laws, as amended and restated on February 16, 2001, provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances.  Article NINTH of the Company’s Restated Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its shareholders.

Directors and officers of the Company are insured, at the expense of the Company, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the By-Laws.

Item 7.         Exemption From Registration Claimed.

Not applicable.

Item 8.         Exhibits.

See “Exhibit Index.”

Item 9.         Undertakings.

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 20th day of August, 2004.

PEPSIAMERICAS, INC.

By	/s/ Robert C. Pohlad
Robert C. Pohlad
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Pohlad and Brian D. Wenger, and each of them, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert C. Pohlad	Chairman of the Board and Chief Executive	August 20, 2004
Robert C. Pohlad	Officer (Principal Executive Officer)

/s/ G. Michael Durkin, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial	August 20, 2004
G. Michael Durkin, Jr.	Officer and Principal Accounting Officer)

/s/ Herbert M. Baum	Director	August 20, 2004
Herbert M. Baum

/s/ Richard G. Cline	Director	August 20, 2004
Richard G. Cline

/s/ Pierre S. du Pont	Director	August 20, 2004
Pierre S. du Pont

/s/ Archie R. Dykes	Director	August 20, 2004
Archie R. Dykes

/s/ Jarobin Gilbert, Jr.	Director	August 20, 2004
Jarobin Gilbert, Jr.

/s/ Matthew M. McKenna	Director	August 20, 2004
Matthew M. McKenna

/s/ Lionel L. Nowell III	Director	August 20, 2004
Lionel L. Nowell III

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to the Company’s Registration Statement on Form S-8 (File No. 333-64292) filed on June 29, 2001).

4.2	By-Laws, as amended and restated on February 16, 2001 (incorporated by reference to the Company’s Registration Statement on Form S-8 (File No. 333-64292) filed on June 29, 2001).

4.3

First Supplemental Indenture dated as of May 20, 1999, to the Indenture dated as of January 15, 1993, between Whitman Corporation and The First National Bank of Chicago, as Trustee (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-15019) filed on August 17, 1999).

4.4

Rights Agreement, dated as of May 20, 1999, between Whitman Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to the Company’s Registration Statement on Form 8-A (File No. 001-15019) filed on May 25, 1999).

4.5

Amendment, as of August 18, 2000, to the Rights Agreement, dated as of May 20, 1999, between Whitman Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to the Company’s Registration Statement on Form S-4 (File No. 333-46368) filed on September 22, 2000).

4.6	Appointment of Successor Rights Agent, dated as of September 9, 2002 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 001-15019) filed on March 28, 2003).

4.7

Indenture dated as of August 15, 2003 between the Company and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated by reference to the Company’s Registration Statement on Form S-3 (File No. 333-108164) filed on August 22, 2003).

5	Opinion of Briggs and Morgan, Professional Association.

23.1	Consent of Briggs and Morgan, Professional Association (included in Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney (included on Signature Page).